Exhibit 99.1

Cirrus Logic Reports Fiscal First Quarter Revenue of $92.2 Million

Expects Second Quarter Revenue of $101 Million to $105 Million

AUSTIN, Texas--(BUSINESS WIRE)--July 21, 2011--Cirrus Logic, Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, today announced financial results for the first quarter of fiscal year 2012, which ended June 25, 2011.

Revenue for the quarter was $92.2 million, up 13 percent compared to $81.9 million in the same quarter a year ago, and up slightly from $91.4 million in the previous quarter.

Gross margin for the quarter was 52 percent, compared to 57 percent in the quarter a year ago, and 50 percent in the previous quarter. The year-over-year decrease was primarily driven by the residual impact of the production issue the company disclosed on April 14, 2011. The company expects the effect of this production issue to be fully resolved during the second fiscal quarter.

Total GAAP operating expenses for the quarter were $33.4 million, compared to $32.4 million in the previous quarter. Non-GAAP operating expenses for the quarter were $30.7 million, compared to $29.7 million in the previous quarter.

GAAP operating margin was 16 percent for the June quarter, while non-GAAP operating margin was 19 percent.

GAAP net income for the quarter was $9.2 million, or $0.13 per share, based on 70.4 million average diluted shares outstanding. Non-GAAP net income for the quarter was $17.0 million, or $0.24 per diluted share. A reconciliation of the non-GAAP charges is included in a table below.

“Q1 marks a great first quarter in what we expect to be an outstanding year for Cirrus Logic, highlighted by both year-over-year and sequential growth in our audio business,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “With meaningful new product introductions from multiple customers coming later this year, we believe that fiscal year 2012 will be successful both financially and strategically as new products in both our Audio and Energy product lines continue to be well received by key customers.”

Outlook for Second Quarter FY 2012 (ending September 24, 2011):

  Revenue is expected to range between $101 million and $105 million;
  Gross margin is expected to be between 52 percent and 54 percent; and
  Combined R&D and SG&A expenses are expected to range between $34.5 million and $37.5 million, which includes approximately $3.8 million in share-based compensation and amortization of acquisition-related intangibles expenses.

Other Highlights and Company News

  A new three chip portable audio solution, which includes a new audio DSP, recently began production shipments in the first fiscal quarter.
  The company repurchased approximately 3.5 million shares during the quarter at an average price of $15.94, leaving approximately $20 million authorized and approved for additional repurchases.
  Total employee headcount during the quarter increased to 608 employees, a net increase of 38 employees.

Conference Call

Cirrus Logic management will hold a conference call to discuss the company’s results for the first quarter of fiscal year 2012, on July 21, at 10:30 a.m. EDT. The conference call will be simulcast over the Internet in the Investor Relations section of the company website at http://investor.cirrus.com. A replay of the conference call will be available on the website listed above beginning one hour following the completion of the call, or by calling (303) 590-3030, or toll-free at (800) 406-7325 (Access Code: 4455476).

Shareholders who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Use of non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including operating expenses, net income, operating margin and diluted earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our estimates of second quarter fiscal year 2012 revenue, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense, and amortization of acquired intangible expenses. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the second quarter of fiscal year 2012, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; the loss of a key customer; and the risk factors listed in our Form 10-K for the year ended March 26, 2011, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CRUS-F

CIRRUS LOGIC, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended

	Jun. 25,	Mar. 26,	Jun. 26,
	2011	2011	2010
	Q1'12	Q4'11	Q1'11
Audio products	$71,119	$66,965	$53,988
Energy products	21,123	24,468	27,927
Net revenue	92,242	91,433	81,915
Cost of sales	44,533	45,415	35,180
Gross Profit	47,709	46,018	46,735

Research and development	18,767	17,044	15,092
Selling, general and administrative	14,606	15,252	14,011
Provision for litigation expenses	-	57	135
Total operating expenses	33,373	32,353	29,238

Operating income	14,336	13,665	17,497

Interest income, net	154	187	228
Other income (expense), net	(17)	40	32
Income before income taxes	14,473	13,892	17,757
Provision (benefit) for income taxes	5,295	(116,514)	155
Net income	$9,178	$130,406	$17,602

Basic income per share:	$0.14	$1.91	$0.26
Diluted income per share:	$0.13	$1.80	$0.25

Weighted average number of shares:
Basic	67,099	68,164	66,639
Diluted	70,445	72,344	70,755

Prepared in accordance with Generally Accepted Accounting Principles

CIRRUS LOGIC, INC.
CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands)
	Jun. 25,	Mar. 26,	Jun. 26,
	2011	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$41,490	$37,039	$46,158
Restricted investments	5,755	5,786	6,355
Marketable securities	107,016	159,528	96,148
Accounts receivable, net	41,967	39,098	34,536
Inventories	46,851	40,497	42,415
Other current assets	38,842	37,522	18,656
Total Current Assets	281,921	319,470	244,268

Long-term marketable securities	1,334	12,702	13,008
Property and equipment, net	42,465	34,563	21,306
Intangibles, net	19,505	20,125	21,402
Goodwill	6,027	6,027	6,027
Deferred tax asset	97,152	102,136	337
Other assets	8,566	1,598	1,529
Total Assets	$456,970	$496,621	$307,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$31,063	$27,639	$28,088
Accrued salaries and benefits	8,120	12,402	8,685
Other accrued liabilities	7,505	5,169	5,845
Deferred income	9,745	6,844	8,561
Total Current Liabilities	56,433	52,054	51,179

Long-term restructuring accrual	45	113	497
Other long-term obligations	6,621	6,075	6,487

Stockholders' equity:
Capital stock	994,746	991,947	966,414
Accumulated deficit	(600,126)	(552,814)	(715,951)
Accumulated other comprehensive loss	(749)	(754)	(749)
Total Stockholders' Equity	393,871	438,379	249,714
Total Liabilities and Stockholders' Equity	$456,970	$496,621	$307,877

Prepared in accordance with Generally Accepted Accounting Principles

CIRRUS LOGIC, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended

	Jun. 25,	Mar. 26,	Jun. 26,
	2011	2011	2010
Net Income Reconciliation	Q1'12	Q4'11	Q1'11
GAAP Net Income	$9,178	$130,406	$17,602
Amortization of acquisition intangibles	353	353	370
Stock based compensation expense	2,442	2,294	1,356
Facility Related adjustments	-	-	4
International sales reorganization charges	-	-	790
Provision for litigation expenses and settlements	-	57	135
Provision (benefit) for income taxes	4,984	(117,078)	-
Non-GAAP Net Income	$16,957	$16,032	$20,257

Earnings Per Share Reconciliation
GAAP Diluted income per share	$0.13	$1.80	$0.25
Effect of Amortization of acquisition intangibles	0.01	-	0.01
Effect of Stock based compensation expense	0.03	0.03	0.02
Effect of Facility Related adjustments	-	-	-
Effect of International sales reorganization charges	-	-	0.01
Effect of Provision (benefit) for income taxes	0.07	(1.61)	-

Non-GAAP Diluted income per share	$0.24	$0.22	$0.29

Operating Income Reconciliation
GAAP Operating Income	$14,336	$13,665	$17,497
GAAP Operating Margin	16%	15%	21%
Amortization of acquisition intangibles	353	353	370
Stock compensation expense - COGS	89	78	55
Stock compensation expense - R&D	1,043	924	521
Stock compensation expense - SG&A	1,310	1,292	780
Facility Related adjustments	-	-	4
International sales reorganization charges	-	-	790
Provision for litigation expenses and settlements	-	57	135
Non-GAAP Operating Income	$17,131	$16,369	$20,152
Non-GAAP Operating Margin	19%	18%	25%

Operating Expense Reconciliation
GAAP Operating Expenses	$33,373	$32,353	$29,238
Amortization of acquisition intangibles	(353)	(353)	(370)
Stock compensation expense - R&D	(1,043)	(924)	(521)
Stock compensation expense - SG&A	(1,310)	(1,292)	(780)
Facility Related adjustments	-	-	(4)
International sales reorganization charges	-	-	(790)
Provision for litigation expenses and settlements	-	(57)	(135)
Non-GAAP Operating Expenses	$30,667	$29,727	$26,638

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com